EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS TO ACQUIRE FOUR COMMERCIAL PRINTING COMPANIES

     HOUSTON, TEXAS - July 31, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of letters of intent to acquire four high-quality, independent, commercial printing companies in a transaction led by Compass Capital Partners of Radnor, Pennsylvania. The four companies, whose annual revenues total $98 million, strengthen Consolidated Graphics' presence in the Mid-Atlantic and Upper Midwest regions. The names of the four companies are being withheld pending announcement to employees and customers in their local markets.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Once again, we are adding four companies with long and successful operating histories and strong management to our growing list of quality printing companies. We are pleased to have the opportunity to acquire each of these four highly regarded companies in a coordinated transaction."

     Harris M. DeWese of Compass Capital Partners said, "I view Consolidated Graphics as the blue chip consolidator in the general commercial printing industry. I am proud to have represented these fine companies as they look to continue their success and growth with the industry leader."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 46 companies with annualized revenues in excess of $550 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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